Exhibit 99.19:

RNS Number : 0675M

Unilever PLC

25 July 2017

Unilever PLC

Notification and public disclosure of transactions by persons discharging managerial responsibilities and persons closely associated with them

1	Details of the person discharging managerial responsibilities / person closely associated
a)	Name	Keith Weed
2	Reason for the notification
a)	Position/status	Chief Marketing & Communications Officer (a member of the Unilever Leadership Executive ("ULE"))
b)	Initial notification /Amendment	Initial Notification
3	Details of the issuer, emission allowance market participant, auction platform, auctioneer or auction monitor
a)	Name	Unilever PLC
b)	LEI	549300MKFYEKVRWML317
4	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument Identification code	Unilever PLC ordinary 3 1/9 pence shares GB00B10RZP78

b)	Nature of the transaction

Exercise of right (for nil consideration) to acquire up to 26,016 Unilever PLC Ordinary shares of 3 1/9p each ("Shares"), together with additional Shares in satisfaction of dividend equivalents, on 30 July 2017 (or nearest trading day thereafter), relating to vested entitlements held pursuant to the Unilever Global Share Incentive Plan 2007.

As announced on 31 July 2012, Unilever PLC restructured the reward packages of a small group of long standing UK employees. As part of this restructuring, Unilever PLC agreed with Keith Weed (PDMR) to replace his contractual entitlement to pension benefits with a right to receive Shares under the Unilever Global Share Incentive Plan

2007 (the "Award"), as detailed within that announcement on 31 July 2012.  Under the terms of the Award, provided the scheduled "Share Distribution Date" has occurred, Mr Weed has the right to determine when Shares will be delivered to him (within certain parameters).  Mr Weed has requested that those Shares, for which the relevant "Share Distribution Dates" have occurred (being over 26,016 Shares), be settled on 30 July 2017 (or nearest trading day thereafter).  Unilever PLC intends to deliver such Shares to Mr Weed on 31 July 2017, adjusted to include Shares in satisfaction of dividend equivalent entitlements payable in connection with the Award and less sufficient Shares withheld to cover tax liabilities.

c)	Currency	GBP - British Pound
d)	Price(s) and volume(s)	Price(s) Volume(s) £0.00 26,016
e)	Aggregated information - Volume - Total	26,016 £0.00
f)	Date of the transaction	2017-07-20
g)	Place of the transaction	Outside a trading venue

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